As Filed with the Securities and Exchange Commission on April 28, 2014
Registration No.: 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	20-8468508
(State or Other Jurisdiction of Incorporation	(I.R.S. Employer Identification No.)
or Organization)

9 North West Fourth Ring Road Yingu Mansion Suite 1708
Haidian District, Beijing, People’s Republic of China	100190
(Address of Principal Executive Offices)	(Zip Code)

2009 Equity Incentive Plan
2013 Employee Stock Purchase Plan
(Full Title of the Plan)

Mr. Xianfu Han
Chief Executive Officer
9 North West Fourth Ring Road Yingu Mansion Suite 1708
Haidian District Beijing, People’s Republic of China 100190
(Name and Address of Agent for Service)

+86 10 82525361
(Telephone Number, Including Area Code, of Agent for Service)

Copy To:

Elizabeth Fei Chen, Esq.
Pryor Cashman LLP
7 Times Square
New York, New York 10036
(212) 421-4100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
		Offering	Aggregate
Title of Each Class of	Amount to	Price Per	Offering	Amount of
Securities to be Registered	be Registered(1)	Share(2)	Price(2)	Registration Fee

Common Stock, $.001 par value per share	350,000 shares	$4.92	$1,722,000	$221.79

Common Stock, $.001 par value per share	280,000 shares	$4.92	$1,377,600	$177.43

Total	630,000 shares		$3,099,600	$399.22
__________________

(1)

Represents (i) 350,000 shares of common stock issuable under our 2009 Equity Incentive Plan, dated as of June 19, 2009, as amended on April 9, 2014, and (ii) 280,000 shares of common stock issuable under our 2013 Employee Stock Purchase Plan dated as of November 21, 2013. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rules 457(c) and 457(h) of the Securities Act upon the basis of the average of the high and low prices per share of the Registrant’s common stock as reported on the NASDAQ Capital Market on April 24, 2014.

EXPLANATORY NOTE

China Advanced Construction Materials Group, Inc. (“we,” “us”, “our” or the “Company”) has prepared this registration statement (this “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 350,000 shares of our common stock issuable under our 2009 Equity Incentive Plan, dated as of June 19, 2009, as amended on April 9, 2014 (the “2009 Plan”) and (ii) 280,000 shares of Common Stock issuable under our 2013 Employee Stock Purchase Plan, dated as of November 21, 2013 (the “ESPP”).

PART I

INFORMATION REQUIRED IN THE 10(A) PROSPECTUS

Item 1.	Registrant Information and Employee Plan Annual Information.

The documents containing the information required by Part I of Form S-8 will be sent or given to the participants in the 2009 Plan or the ESPP, as the case may be, as specified by Rule 428(b)(1) of the Securities Act. In accordance with the Note to Part I of Form S-8, such documents are not required to be, and may not be, filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Plan Information.

The following documents are available without charge, upon written or oral request, by contacting Mr. Xianfu Han, the Chief Executive Officer of the Company, at the address and telephone number listed below: 1) any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus); and 2) other documents required to be delivered to eligible employees, pursuant to Rule 428(b):

China Advanced Construction Materials Group, Inc.
9 North West Fourth Ring Road Yingu Mansion Suite 1708
Haidian District, Beijing, People’s Republic of China 100190
+86 10 82525361

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, and all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:

(1)

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the Commission on October 30, 2009, including any amendment or report filed for the purpose of updating such information;

(2)	our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the Commission on September 25, 2013, as amended on October 28, 2013;

(3)	our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2013 and December 31, 2013, as filed with the Commission on November 13, 2013 and February 12, 2014, respectively;

(4)

our Current Reports on Form 8-K filed with the Commission on September 26, 2013, November 13, 2013, November 27, 2013, February 13, 2014, and April 15, 2014 (except any portions thereof which are furnished and are not filed shall not be deemed incorporated); and

(5)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referred to in (2) above.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such, is as follows:

(a) Subsection 1 of Section 78.7502 of the Nevada Revised Statutes (“NRS”) empowers a corporation to “indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.”

Subsection 2 of Section 78.7502 of the NRS empowers a corporation to “indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.”

Subsection 3 of Section 78.7502 of the NRS further provides that “to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

(b) Article 9 of the Articles of Incorporation of the Company provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or who is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, to the full extent permitted by the NRS.

Section 8.9 of the Bylaws of the Company also provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the NRS and may, if and to the extent authorized by the Board of Directors, indemnify any other person whom it has the power to indemnify against liability, reasonable expense or other matter whatsoever.

Section 8.10 of the Bylaws of the Company provides further that the Company may at the discretion of the Board of Directors purchase and maintain insurance on behalf of any person who holds or who has held any position as a director or officer against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is hereby made to the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beijing, Haidian District, People’s Republic of China on this 25th day of April, 2014.

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

By: /s/ Xianfu Han
       Name: Xianfu Han
      Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Xianfu Han and Weili He, or either of them, his true and lawful attorney-in-facts and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) or supplements to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

 Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xianfu Han	Chairman of the Board of Directors	April 25, 2014
Xianfu Han	and Chief Executive Officer
(Principal Executive Officer)

/s/ Weili He	Vice Chairman, Chief Operating Officer
Weili He	and Interim Chief Financial Officer	April 25, 2014
(Interim Principal Financial and
Accounting Officer)

/s/ Tao Jin	Director	April 25, 2014
Tao Jin

/s/ Xinyong Gao	Director	April 25, 2014
Xinyong Gao

/s/ Ken Ren	Director	April 25, 2014
Ken Ren

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Pryor Cashman LLP (regarding validity of common stock being registered).

10.1	2009 Equity Incentive Plan of China Advanced Construction Materials Group, Inc. dated as of June 19, 2009, as amended on April 9, 2014 (incorporated herein by reference to (i) Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 25, 2009, and (ii) Appendix C to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 11, 2014).

10.2	2013 Employee Stock Purchase Plan dated as of November 21, 2013 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 27, 2013).

23.1	Consent of Pryor Cashman LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of Friedman LLP

24.1	Power of Attorney (included in the signature page hereto).